www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS SECOND QUARTER RESULTS
Sales Increased 8.9% to $2.02 Billion
Comparable Store Sales Increased 2.2%
Earnings per Share Increased 7.8% to $1.25

Brentwood, TN, July 26, 2017 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced financial results for its second quarter ended July 1, 2017.

Second Quarter Results
Net sales for the second quarter 2017 increased 8.9% to $2.02 billion from $1.85 billion in the second quarter of 2016. Comparable store sales increased 2.2% versus a decrease of 0.5% in the prior year’s second quarter. Each quarter of fiscal 2017 starts one week later than the same quarter of fiscal 2016 due to the Company’s 2016 fiscal year having 53 weeks versus the normal 52 weeks. Adjusting for the week shift, last year’s comparable store sales increase would have been 1.0%. The 2017 second quarter had one less sales day compared to the second quarter of 2016. We estimate the one less sales day impacted comparable store sales by approximately 60 basis points, and the increase in the quarter would have been approximately 2.8% on an equivalent quarter basis. The comparable store sales results included an increase in comparable transaction count of 2.2% while average ticket remained flat to prior year’s second quarter. The increase in comparable store sales was driven by broad growth across a number of product categories and geographic regions. Continued strength in year-round products helped drive the comparable stores sales result, with the Livestock and Pet category leading the performance.

Gross profit increased 8.5% to $704.7 million from $649.2 million in the prior year’s second quarter and gross margin decreased ten basis points to 34.9% from 35.0% in the prior year period. The slight decline in gross margin resulted primarily from higher freight expense from increased diesel fuel prices and a mix shift to more freight intensive products.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 11.7% to $446.8 million from $400.0 million in the prior year period. As a percent of net sales, SG&A expenses increased 50 basis points to 22.1% from 21.6% in the second quarter of 2016. The increase in SG&A as a percent of net sales was primarily attributable to higher store payroll costs to enhance customer service, investments in infrastructure and technology to drive growth and the integration of Petsense expenses.

Net income increased 2.7% to $160.6 million from $156.4 million and diluted earnings per share increased 7.8% to $1.25 from $1.16 in the second quarter of the prior year.

The Company opened 14 new Tractor Supply stores and closed one store, a Del’s store, in the second quarter of 2017 compared to 22 new store openings and one store closure, a Del’s store, in the prior year period. The Company also opened eight new Petsense stores during the quarter and had no Petsense store closures.

Greg Sandfort, Chief Executive Officer, stated, “We experienced broad based positive sales trends across our business and were pleased to see improved performance across many of our major departments in the second quarter. With favorable weather conditions, we have seen continued strong demand for spring seasonal products into the early weeks of the third quarter, and we believe we are positioned to take advantage of an extended spring selling season. Further, as the connection between our stores and online presence strengthens, we see evidence that our initiatives to provide our customers one seamless shopping experience are contributing to our top line results. With this in mind, we continue to execute against the strategic initiatives that we believe will drive sales and customer service as well as maintain our competitive positioning.”

First Six Months Results
Net sales increased 7.9% to $3.58 billion from $3.32 billion in the first six months of 2016. Comparable store sales increased 0.2% versus a 1.9% increase in the first six months of 2016. Gross profit increased 6.9% to $1.22 billion from $1.14 billion and gross margin decreased to 34.1% from 34.4% in the first six months of 2016.

Selling, general and administrative expenses, including depreciation and amortization, increased 10.5% to $868.6 million and increased as a percent of net sales to 24.2% compared to 23.7% for the first six months of 2016.

Net income decreased 1.4% to $221.0 million from $224.1 million and net income per diluted share increased 2.4% to $1.70 from $1.66 for the first six months of 2016.

The Company opened 38 new Tractor Supply stores, converted its two Hometown Pet stores to Petsense stores, and closed one store, a Del’s store, in the first six months of 2017 compared to 58 new store openings and four store closures during the first six months of 2016. The Company also opened 17 new Petsense stores (including the conversion of the Hometown Pet stores) during the first six months and had no Petsense store closures.

Fiscal 2017 Outlook
Based upon the results of the first six months of fiscal 2017, the Company is providing the following updated guidance for the expected results of operations in fiscal 2017:

	Updated	Previous
Net Sales	$7.13 billion - $7.19 billion	$7.22 billion - $7.29 billion
Comparable Store Sales	1.1% - 1.7%	2.0% - 3.0%
Net Income	$413 million - $419 million	$445 million - $457 million
Earnings per Diluted Share	$3.22 - $3.27	$3.44 - $3.52
Capital Expenditures	$250 million - $270 million	$270 million - $290 million

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be broadcast simultaneously over the Internet on the Company’s website at IR.TractorSupply.com.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
Founded in 1938, Tractor Supply Company is the largest rural lifestyle retail store chain in the United States. At July 1, 2017, the Company operated 1,630 Tractor Supply stores in 49 states and an e-commerce website at www.tractorsupply.com. Tractor Supply stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At July 1, 2017, the Company operated 160 Petsense stores in 26 states. For more information on Petsense, visit www.petsense.com.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including without limitation, statements regarding sales and earnings growth, estimated results of operations, capital expenditures, marketing, merchandising and strategic initiatives. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on the business, competition, including from online competitors, weather conditions, the seasonal nature of the business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates at the time the statements are made, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	SECOND QUARTER ENDED				SIX MONTHS ENDED
	July 1, 2017		June 25, 2016		July 1, 2017		June 25, 2016

		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$2,017,762	100.0%	$1,852,534	100.0%	$3,581,840	100.0%	$3,320,331	100.0%
Cost of merchandise sold	1,313,054	65.1	1,203,312	65.0	2,358,929	65.9	2,176,665	65.6
Gross profit	704,708	34.9	649,222	35.0	1,222,911	34.1	1,143,666	34.4

Selling, general and administrative expenses	405,736	20.1	365,916	19.8	787,850	22.0	718,588	21.6
Depreciation and amortization	41,047	2.0	34,057	1.8	80,774	2.2	67,634	2.0

Operating income	257,925	12.8	249,249	13.4	354,287	9.9	357,444	10.8
Interest expense, net	3,092	0.2	1,910	0.1	5,869	0.2	3,035	0.1

Income before income taxes	254,833	12.6	247,339	13.3	348,418	9.7	354,409	10.7
Income tax expense	94,184	4.6	90,914	4.9	127,458	3.5	130,316	3.9
Net income	$160,649	8.0%	$156,425	8.4%	$220,960	6.2%	$224,093	6.8%

Net income per share:
Basic	$1.25		$1.17		$1.71		$1.68
Diluted	$1.25		$1.16		$1.70		$1.66

Weighted average shares outstanding:
Basic	128,186		133,564		129,231		133,597
Diluted	128,722		134,562		129,906		134,635

Dividends declared per common share outstanding	$0.27		$0.24		$0.51		$0.44

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	SECOND QUARTER ENDED		SIX MONTHS ENDED
	July 1, 2017	June 25, 2016	July 1, 2017	June 25, 2016
Net income	$160,649	$156,425	$220,960	$224,093

Other comprehensive (loss) income:
Change in fair value of interest rate swaps, net of taxes	(152)	(1,362)	129	(1,362)
Total other comprehensive (loss) income	(152)	(1,362)	129	(1,362)
Total comprehensive income	$160,497	$155,063	$221,089	$222,731

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	July 1, 2017	June 25, 2016
ASSETS
Current assets:
Cash and cash equivalents	$67,793	$151,112
Inventories	1,468,254	1,366,499
Prepaid expenses and other current assets	90,409	67,613
Income taxes receivable	4,066	3,311
Total current assets	1,630,522	1,588,535

Property and equipment:
Land	99,267	94,387
Buildings and improvements	995,716	870,053
Furniture, fixtures and equipment	584,275	544,724
Computer software and hardware	243,577	199,058
Construction in progress	48,521	55,014
Property and equipment, gross	1,971,356	1,763,236
Accumulated depreciation and amortization	(988,998)	(861,274)
Property and equipment, net	982,358	901,962

Goodwill and other intangible assets	125,717	10,258
Deferred income taxes	52,960	58,812
Other assets	24,015	19,199
Total assets	$2,815,572	$2,578,766

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$510,820	$430,394
Accrued employee compensation	14,264	27,744
Other accrued expenses	184,829	201,077
Current portion of long-term debt	20,000	10,000
Current portion of capital lease obligations	3,418	1,081
Income taxes payable	73,157	54,139
Total current liabilities	806,488	724,435

Long-term debt	433,676	186,212
Capital lease obligations, less current maturities	33,860	21,494
Deferred rent	102,525	89,317
Other long-term liabilities	56,457	55,379
Total liabilities	1,433,006	1,076,837

Stockholders’ equity:
Common stock	1,361	1,358
Additional paid-in capital	693,775	647,719
Treasury stock	(2,009,645)	(1,536,695)
Accumulated other comprehensive income (loss)	1,521	(1,362)
Retained earnings	2,695,554	2,390,909
Total stockholders’ equity	1,382,566	1,501,929
Total liabilities and stockholders’ equity	$2,815,572	$2,578,766

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	SIX MONTHS ENDED
	July 1, 2017	June 25, 2016
Cash flows from operating activities:
Net income	$220,960	$224,093
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,774	67,634
Loss on disposition of property and equipment	198	233
Share-based compensation expense	15,079	11,212
Deferred income taxes	(7,742)	(3,618)
Change in assets and liabilities:
Inventories	(98,598)	(82,124)
Prepaid expenses and other current assets	148	19,897
Accounts payable	(8,702)	3,145
Accrued employee compensation	(10,982)	(14,940)
Other accrued expenses	(33,895)	(9,972)
Income taxes	67,289	59,424
Other	2,979	3,214
Net cash provided by operating activities	227,508	278,198
Cash flows from investing activities:
Capital expenditures	(96,610)	(100,956)
Proceeds from sale of property and equipment	10,781	40
Net cash used in investing activities	(85,829)	(100,916)
Cash flows from financing activities:
Borrowings under senior credit facility	578,000	595,000
Repayments under senior credit facility	(398,000)	(547,500)
Debt issuance costs	(313)	(1,380)
Principal payments under capital lease obligations	(669)	(513)
Repurchase of shares to satisfy tax obligations	(653)	(843)
Repurchase of common stock	(248,147)	(106,905)
Net proceeds from issuance of common stock	7,835	30,943
Cash dividends paid to stockholders	(65,855)	(58,785)
Net cash used in financing activities	(127,802)	(89,983)
Net change in cash and cash equivalents	13,877	87,299
Cash and cash equivalents at beginning of period	53,916	63,813
Cash and cash equivalents at end of period	$67,793	$151,112

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$5,218	$2,153
Income taxes	67,752	73,205

Supplemental disclosures of non-cash activities:
Property and equipment acquired through capital lease	$10,734	$5,218
Non-cash accruals for construction in progress	15,377	32,075

Selected Financial and Operating Information (a)
(Unaudited)

	SECOND QUARTER ENDED			SIX MONTHS ENDED
	July 1, 2017	June 25, 2016	July 2, 2016	July 1, 2017	June 25, 2016	July 2, 2016
		(originally reported)	(adjusted for week shift) (b)		(originally reported)	(adjusted for week shift) (b)
Sales Information:
Comparable store sales increase (decrease)	2.2%	(0.5)%	1.0%	0.2%	1.9%	1.7%
New store sales (% of total sales)	5.9%	5.2%		6.2%	5.2%
Average transaction value	$46.48	$46.75		$44.64	$44.76
Comparable store average transaction value increase (decrease)	0.0%	(1.9)%	(1.7)%	(0.3)%	(0.8)%	(0.9)%
Comparable store average transaction count increase	2.2%	1.5%	2.7%	0.5%	2.7%	2.7%
Total selling square footage (000’s)	27,188	24,864		27,188	24,864
Exclusive brands (% of total sales)	31.3%	31.0%		31.9%	31.8%
Imports (% of total sales)	12.0%	11.5%		11.8%	11.8%

Store Count Information:
Tractor Supply
Beginning of period	1,617	1,521		1,595	1,488
New stores opened	14	22		38	58
Stores closed	(1)	(1)		(3)	(4)
End of period	1,630	1,542		1,630	1,542
Petsense
Beginning of period	152	—		143	—
New stores opened	8	—		17	—
Stores closed	—	—		—	—
End of period	160	—		160	—
Consolidated end of period	1,790	1,542		1,790	1,542

Pre-opening costs (000’s)	$2,052	$2,305		$4,656	$4,816

Balance Sheet Information:
Average inventory per store (000’s) (c)	$771.2	$824.6		$771.2	$824.6
Inventory turns (annualized)	3.43	3.43		3.19	3.21
Share repurchase program:
Cost (000’s)	$133,601	$7,803		$248,147	$106,905
Average purchase price per share	$60.47	$89.90		$65.20	$84.12

Capital Expenditures (millions):
Information technology	$26.1	$10.5		$34.3	$17.3
New and relocated stores and stores not yet opened	18.1	33.5		35.2	56.0
Existing stores	12.1	17.4		20.7	21.8
Distribution center capacity and improvements	5.3	2.8		6.3	5.8
Corporate and other	0.1	0.1		0.1	0.1
Total	$61.7	$64.3		$96.6	$101.0

2016 Comparable Store Sales: Originally Reported and Adjusted for Week Shift (b)
(Unaudited)

	FISCAL 2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Comparable store sales increase (originally reported)	4.9%	(0.5)%	(0.6)%	3.1%	1.6%
Comparable store sales increase (adjusted for week shift)	2.6%	1.0%	(1.1)%	3.8%	1.6%
Impact of week shift	(2.3)%	1.5%	(0.5)%	0.7%	—%

(a) Beginning in the fourth quarter ended December 31, 2016, selected financial and operating information includes the consolidation of Petsense unless otherwise noted. Petsense stores are not considered comparable stores until 12 months after the date of acquisition.
(b) Due to the 53-week fiscal 2016, each quarter of fiscal 2017 starts one week later than the same quarter of fiscal 2016. The tables above represent comparable store sales for 2016 as originally reported and as adjusted to represent the same 13-week period as the 2017 fiscal quarters. The adjusted 13-week periods end on April 2, 2016, July 2, 2016, October 1, 2016 and December 31, 2016, respectively.
(c) Assumes average inventory cost, excluding inventory in transit.